EXHIBIT 5

LEBOEUF, LAMB, GREENE & MACRAE

L.L.P.

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

125 WEST 55TH STREET

NEW YORK, NY 10019-5389

November 20, 2003

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, OH 43215-2220

Ladies and Gentlemen:

We are acting as counsel for Nationwide Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”), which the Company proposes to file on or shortly hereafter the date hereof under the Securities Act of 1933, as amended.

The Registration Statement relates to the issuance and sale by the Company of 17,500,000 shares of Class A Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation and Restated Bylaws of the Company as in effect on the date hereof; (iii) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the issuance and sale of the Shares; (iv) the Plan and (v) such other corporate records, certificates and documents as we have deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations herein expressed, we are of the opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited in all cases to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware, the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting Delaware laws. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    LeBoeuf, Lamb, Greene & MacRae, L.L.P.